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                                                    hours per response....11.00
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                              (Amendment No. 14)*

                          Drew Industries Incorporated
                                (Name of Issuer)

                    Common Stock, par value $0.01 per share**
                         (Title of Class of Securities)

                                   26168L 205
                                 (CUSIP Number)

        Leigh J. Abrams, 200 Mamaroneck Avenue, White Plains, N.Y. 10601
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 March 31, 2004
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule of ss.ss.240.13d-l(e), 240.13d-l(f) or 240.13d-1(g), check the following box |_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

** The total number of shares reported herein is 2,472,870 shares, which constitute approximately 23.7% of the total number of shares outstanding. All ownership percentages assume that there are 10,420,988 shares outstanding, including 155,800 shares subject to presently exercisable options and options which become exercisable within 60 days, held by the Reporting Persons.

CUSIP No. 26168L 205                   13D                    Page 2 of 43 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Leigh J. Abrams
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF/00
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Leigh J. Abrams is a citizen of the United States.
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    123,908(1)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           123,908(1)
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     160,906 (2)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |X|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26168L 205                   13D                    Page 3 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

(1) Includes 3,002 Shares held by Mr. Abrams as Custodian under the New York Uniform Gifts to Minors Act for the benefit of his child, over which shares Mr. Abrams has sole voting and investment power. Mr. Abrams disclaims any beneficial interest in the shares held by him as Custodian. Excludes 50,000 shares subject to an option at $9.3125 per share, and 15,000 shares subject to an option at $25.56 per share.

(2) Excludes 3,002 shares held by Mr. Abrams as Custodian under the New York Uniform Gifts to Minors Act for the benefit of his child. Includes 40,000 shares subject to an option at $9.3125 which are exercisable within 60 days. Excludes 10,000 shares subject to such option which are not exercisable within 60 days. Also excludes 15,000 shares subject to an option at $25.56 per share, which is not exercisable within 60 days.

CUSIP No. 26168L 205                   13D                    Page 4 of 43 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Edward W. Rose, III
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Edward W. Rose, III is a citizen of the United States.
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    1,472,030 (1)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1,472,030 (1)
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,492,030 (2)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26168L 205                   13D                    Page 5 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

(1) Includes 168,000 shares held by Cardinal Investment Company, Inc. Profit Sharing Plan, of which Mr. Rose is Trustee. Includes 59,950 shares held by Cardinal Partners L.P. of which Cardinal Investment Company, Inc. is the general partner. Mr. Rose is the sole owner of Cardinal Investment Company, Inc. Excludes shares subject to presently exercisable options for
      (i) 5,000 shares at $27.60 per share, (ii) 5,000 shares at $9.204 per share, (iii) 5,000 shares at $5.679 per share, and (iv) 5,000 shares at
      9.25 per share, and (v) 5,000 shares at $15.75. Excludes deferred stock units for 8,347 shares of Stock.

2) Includes 168,000 shares held by Cardinal Investment Company, Inc. Profit Sharing Plan, of which Mr. Rose is Trustee. Includes 59,950 shares held by Cardinal Partners L.P. of which Cardinal Investment Company, Inc. is the general partner. Mr. Rose is the sole owner of Cardinal Investment Company, Inc. Includes shares subject to options for (i) 5,000 shares at $9.204 per share, (ii) 5,000 shares at $5.679 per share, (iii) 5,000 shares at $9.25 per share, and (iv) 5,000 shares at $15.75, all of which are exercisable within 60 days. Excludes 5,000 shares subject to an option at $27.60 per share which is not exercisable within 60 days. Excludes deferred stock units for 8,347 shares of Stock.

CUSIP No. 26168L 205                   13D                    Page 6 of 43 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Marshall B. Payne
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Marshall B. Payne is a citizen of the United States.
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    133,600
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        12,500 (1)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           133,600
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    12,500 (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     136,725(2)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26168L 205                   13D                    Page 7 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

(1) Includes 12,500 shares owned by Scout Ventures in which Mr. Payne has a 25% interest.

(2)   Includes 3,125 shares representing a 25% interest in Scout Ventures.

CUSIP No. 26168L 205                   13D                    Page 8 of 43 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     David L. Webster
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     David L. Webster is a citizen of the United States.
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    107,840 (1)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           107,840(1)
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     147,840 (2)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26168L 205                   13D                    Page 9 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

(1) Excludes 50,000 shares subject to an option at $9.3125 per share and 15,000 shares subject to an option at $25.56 per share.

(2) Includes 40,000 shares subject to an option at $9.3125 per share, which is presently exercisable. Excludes 10,000 shares subject to such option which is not exercisable within 60 days. Also excludes 15,000 shares subject to an option at $25.56 per share which is not exercisable within 60 days.

CUSIP No. 26168L 205                   13D                   Page 10 of 43 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Domenic D. Gattuso
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Domenic D. Gattuso is a citizen of the United States.
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    4,942(1)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           4,942 (1)
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,942 (2)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26168L 205                   13D                   Page 11 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

(1) Excludes 2,000 shares subject to an option at $8.8125 per share, 3,000 shares subject to an option at $9.10 per share, and 5,000 shares subject to an option at $25.56 per share.

(2) Excludes 2,000 shares subject to an option at $8.8125 per share, 3,000 shares subject to an option at $9.10 per share, and 5,000 shares subject to an option at $25.50 per share, none of which are exercisable within 60 days.

CUSIP No. 26168L 205                   13D                   Page 12 of 43 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Catherine A. Gero
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Catherine A. Gero is a citizen of the United States.
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    (0)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        114,160 (1)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           (0)
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    114,160 (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     114,160 (1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26168L 205                   13D                   Page 13 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

(1)   Includes 114,160 shares held jointly with James F. Gero.

CUSIP No. 26168L 205                   13D                   Page 14 of 43 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     James F. Gero
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     James F. Gero is a citizen of the United States.
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER


               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        114,160 (1)
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           -0-
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    114,160 (1)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     134,160 (2)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26168L 205                   13D                   Page 15 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

(1) Includes 114,160 shares held jointly with Catherine A. Gero. Excludes shares subject to options for (i) 5,000 shares at $9.204 per share, (ii) 5,000 shares at $5.679 per share, (iii) 5,000 shares at $9.25 per share, and (iv) 5,000 shares at $15.75 per share, and (v) 5,000 shares at $27.60 per share. Also excludes deferred stock units for 4,964 shares of stock.

(2) Includes 114,160 shares held jointly with Catherine A. Gero. Includes shares subject to options for (i) 5,000 shares at $9.204 per share, (ii) 5,000 shares at $5.679 per share. (iii) 5,000 shares at $9.25 per share,
      (iv) 5,000 shares at $15.75 per share, all of which are exercisable within 60 days. (v) Excludes 5,000 shares subject to an option at $27.60 per share, which is not exercisable within 60 days. Excludes deferred stock units for 4,964 shares of Stock.

CUSIP No. 26168L 205                   13D                   Page 16 of 43 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     John F. Cupak
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     John F. Cupak is a citizen of the United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    4,330 (1)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           4,330 (1)
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,330 (2)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26168L 205                   13D                   Page 17 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

(1) Excludes 1,500 shares subject to an option at $8.8125 per share, and 10,000 shares subject to an option at $9.10 per share, and 9,000 shares subject to an option at $25.56 per share.

(2) Includes 4,000 shares subject to an option at $9.10 per share, which are exercisable within 60 days. Excludes 1,500 shares subject to an option at $8.8125 per share, 6,000 shares subject to an option at $9.10 per share and 9,000 shares subject to an option at $25.56 per share, none of which are exercisable within 60 days.

CUSIP No. 26168L 205                   13D                   Page 18 of 43 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Scout Ventures
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Scout Ventures is a Texas general partnership
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    12,500
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           12,500
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,500
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26168L 205                   13D                   Page 19 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

      Scout Ventures is a Texas general partnership owned equally by Marshall B. Payne, Robert B. Payne Jr., Susan Payne Madole and Robert B. Payne Sr.

CUSIP No. 26168L 205                   13D                   Page 20 of 43 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Robert B. Payne, Jr.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Robert B. Payne, Jr. is a citizen of the United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        12,500
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    12,500
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,125
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26168L 205                   13D                   Page 21 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

(1) Includes 12,500 shares held by Scout Ventures in which Mr. Payne owns a 25% interest

(2) Includes 3,125 shares representing a 25% interest in Scout Ventures which holds 12,500 shares.

CUSIP No. 26168L 205                   13D                   Page 22 of 43 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Robert B. Payne, Sr.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Robert B. Payne, Sr. is a citizen of the United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        12,500
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    12,500
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,125
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26168L 205                   13D                   Page 23 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

(1) Includes 12,500 shares held by Scout Ventures in which Mr. Payne owns a 25% interest.

(2) Includes 3,125 shares representing a 25% interest in Scout Ventures which holds 12,500 shares.

CUSIP No. 26168L 205                   13D                   Page 24 of 43 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Susan Payne Madole
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Susan Payne Madole is a citizen of the United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        12,500
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    12,500
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,125
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26168L 205                   13D                   Page 25 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

(1) Includes 12,500 shares held by Scout Ventures in which Susan Payne Madole owns a 25% interest.

(2) Includes 3,125 shares representing a 25% interest in Scout Ventures which holds 12,500 shares.

CUSIP No. 26168L 205                   13D                   Page 25 of 43 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Lela Helen Rose
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     00
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Lela Rose is a citizen of the United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    57,200
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           57,200
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     57,200
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26168L 205                   13D                   Page 27 of 43 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     William Edward Rose
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     00
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     William Edward Rose is a citizen of the United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    43,800
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           43,800
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     43,800
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26168L 205                   13D                   Page 28 of 43 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Cardinal Partners, L.P. (1)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     00
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cardinal Partners L.P. is a Texas limited partnership.
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    59,950
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           59,950
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     59,950
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26168L 205                   13D                   Page 29 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

(1) Cardinal Partners, L.P. is a Texas limited partnership of which Cardinal Investment Company Inc.is the general partner. Edward W. Rose, III is the sole owner of Cardinal Investment Company, Inc.

CUSIP No. 26168L 205                   13D                   Page 30 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

      Pursuant to Rule 13d-2 (2) of Regulation 13D of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), each of the following persons hereby amends the Schedule 13D Statement dated May 25, 1989 relating to the Common Stock, par value $.01 per share (the "Stock"), Amendment No. 1 thereto dated May 16, 1990, Amendment No. 2 thereto dated July 5, 1990, Amendment No. 3 thereto dated October 30, 1990, Amendment No. 4 thereto dated March 11, 1991, Amendment No. 5 thereto dated August 28, 1991, Amendment No. 6 thereto dated March 12, 1993, Amendment No. 7 thereto dated September 19, 1994, Amendment No. 8 thereto dated February 17, 1995, Amendment No. 9 thereto dated July 18, 1996, Amendment No. 10 thereto dated March 7, 1997, Amendment No. 11 thereto dated June 1, 1999, Amendment No. 12 thereto dated November 21, 2000 and Amendment No. 13 thereto dated September 16, 2003: Leigh J. Abrams ("LJA"), Edward W. Rose, III ("EWR"), Evelyn D. Potter Rose ("EPR"), Marshall B. Payne ("MBP"), Kathleen Wright ("KW"), Cardinal Investment Company, Inc. Profit Sharing Plan ("CICPS"),Susan Payne Madole ("SPM"), Robert B. Payne, Jr. ("RBP"), Fredric M. Zinn ("FMZ"), David L. Webster ("DLW"), Domenic D. Gattuso ("DDG"), Robert B. Payne, Sr. ("RP"), Scout Ventures ("SV"), James F. Gero ("JFG"), Catherine A. Gero, ("CAG"), Larry Schoenbrun as Trustee of the Evelyn Potter Rose 1990 Irrevocable trust ("LST"), Gene H. Bishop ("GHB"), John F. Cupak ("JFC"), William Edward Rose (WER"), Lela Helen Rose ("LHR"), and Cardinal Partners, L.P. ("CPLP") which persons are sometimes referred to herein as the "Reporting Persons". The Reporting Persons are filing this single joint amendment because they may be deemed to constitute a "group" within the meaning of Section 13d-3 of the Act, although membership in a "group" is disclaimed and neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a "group" exists. Unless otherwise indicated, all defined terms used herein shall have the same meaning as those set forth in the Schedule 13D.

CUSIP No. 26168L 205                   13D                   Page 31 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

Item 1. Security and Issuer

No Material Change

Item 2. Identity and Background

No Change

      Item 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

      Item 3 is hereby partially amended by substituting the following information for the information relating to EWR, MBP, LJA, DLW, CAG, JFG, JFC, SV, CPLP, WER and LHR.

      EWR expended an aggregate of $1,867,316 for the shares owned by him exclusive of (i) shares subject to options (ii) shares held as Trustee for CICPS, and (iii) Shares held by CPLP.

      MBP expended an aggregate of $299,695 for the shares owned by him, excluding of shares owned by SV.

      LJA expended an aggregate of $216,932 for the shares owned by him, exclusive of shares subject to options.

      DLW expended an aggregate of $140,152 for the shares owned by him, exclusive of shares subject to options.

      CAG and JFG expended an aggregate of $703,441 for the shares owned by them, exclusive of shares subject to options.

      JFC expended an aggregate of $22,799 for the shares owned by him, exclusive of shares subject to options.

      SV expended an aggregate of $8,846 for the shares owned by it.

      CPLP expended $735,863 for the shares owned by it.

      WER expended $86,315 for the shares owned by him.

      LHR expended $113,107 for the shares owned by her.

CUSIP No. 26168L 205                   13D                   Page 32 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

Item 4. Purpose of Transaction

      No material change.

Item 5. Interest in Securities of the Issuer

      Paragraph (a) of Item 5 is hereby partially amended by substituting the following information for the information relating to LJA, EWR, MBP, DLW, DDG, CAG, JFG, GHB, JFC, SV, RBP, RP, SPM, WER, LHR and CPLP.

      Because of LJA's sole ownership of 160,906 shares including 40,000 shares pursuant to options exercisable within 60 days, but excluding 3,002 shares held by Mr. Abrams as custodian under the New York Uniform Gift to Minors Act for the benefit of his child, the aggregate number of shares of Stock owned beneficially by LJA pursuant to Rule 13d-3 is 160,906, constituting approximately 1.5% of the outstanding shares of Stock.

      Because of (i) EWR's sole ownership of 1,264,080 shares including 20,000 shares pursuant to options exercisable within 60 days, (ii) his sole voting and dispositive power as Trustee over the 168,000 shares owned by CIPSP, and (iii) his ownership of Cardinal Investment Company, the general partner of CPLP which own 59,950 shares, the aggregate number of shares of Stock owned beneficially by EWR pursuant to Rule 13d-3 is 1,492,030, constituting approximately 14.3% of the outstanding shares of Stock.

      Because of (i) MBP's sole ownership of 133,600 shares and (ii) his 25% interest in SV which owns 12,500 shares, the aggregate number of shares of Stock owned beneficially by MBP pursuant to Rule 13d-3 is 136,725 constituting approximately 1.3% of the outstanding shares of the Stock.

CUSIP No. 26168L 205                   13D                   Page 33 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

      Because of DLW's sole ownership of 147,840 shares,including 40,000 shares pursuant to options exercisable within 60 days, the aggregate number of shares of the Stock owned beneficially by DLW pursuant to Rule 13d-3 is 147,840 constituting approximately 1.4% of the outstanding shares of the Stock.

      Because of DDG's sole ownership of 4,942 shares, the aggregate number of shares of 4,942 the Stock owned beneficially by DDG pursuant to Rule 13d-3 is 4,942 constituting less than 0.1% of the outstanding shares of the Stock.

      Because of the joint ownership by JFG and CAG of 114,160 shares, the aggregate number of shares of Stock owned beneficially by them jointly pursuant to Rule 13d-3 is 114,160 shares, constituting approximately 1.1% of the outstanding shares of the Stock.

      Because of JFG's sole ownership of options exercisable within 60 days to purchase of 20,000 shares of Stock, and the 114,160 shares JFG jointly owns with CAG, the aggregate number of shares of Stock owned by him pursuant to Rule 13d-3 is 134,160 shares, constituting approximately 1.3% of the outstanding shares of the Stock.

      Because of GHB's sole ownership of 112,600 shares including 2,000 shares for which he acts as custodian for his children and 20,000 shares pursuant to options exercisable within 60 days, the aggregate number of shares of stock beneficially by GHB pursuant to Rule 13d-3 is 112,600 constituting approximately 1.1% of the outstanding shares of the Stock.

      Because of JFC's sole ownership of 8,330 shares including 4,000 shares pursuant to options exercisable within 60 days, the aggregate number of shares of Stock owned beneficially by JFC pursuant to Rule 13d-3 is 12,330 constituting approximately 0.1% of the outstanding shares of the Stock.

      The aggregate number of shares of Stock beneficially owned by SV pursuant to Rule 13d-3 is 12,500, constituting approximately 0.1% of the outstanding shares of the Stock.

      Because RBP's 25% interest in SV which owns 12,500 shares, the aggregate number of shares of Stock owned beneficially by MBP pursuant to Rule 13d-3 is 3,125 constituting less than 0.1% of the outstanding shares of the Stock.

CUSIP No. 26168L 205                   13D                   Page 34 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

      Because RP's 25% interest in SV which owns 12,500 shares, the aggregate number of shares of Stock owned beneficially by MBP pursuant to Rule 13d-3 is 3,125 constituting less than 0.1% of the outstanding shares of the Stock.

      Because of SPM's 25% interest in SV which owns 12,500 shares, the aggregate number of shares of Stock owned beneficially by MBP pursuant to Rule 13d-3 is 3,125 constituting less than 0.1% of the outstanding shares of the Stock.

      The aggregate number shares of Stock owned by WER pursuant to Rule 13d-3, is 43,800, constituting approximately 0.4% of the outstanding shares of the Stock.

      The aggregate number shares of Stock owned by LHR pursuant to Rule 13d-3, is 57,200, constituting approximately 0.5% of the outstanding shares of the Stock.

      The aggregate number shares of Stock owned by CPLP pursuant to Rule 13d-3, is 59,950, constituting approximately 0.6% of the outstanding shares of the Stock.

      Paragraph (b) of Item 5 is hereby partially amended by substituting the following information for the information relating to LJA, EWR, MBP, DLW, DDG, CAG, JFG, GHB, JFC, SV, WER, LHR, and CPLP.

      LJA has the sole power to vote or to direct the vote and to dispose or direct the disposition of 123,908 shares, excluding 40,000 shares subject to options which are exercisable within 60 days.

      EWR has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 1,472,030 shares, excluding 20,000 shares subject to options which are exercisable within 60 days.

      MBP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 133,600 shares, and shared power to vote or direct the vote and to dispose or direct the disposition of 12,500 shares.

      DLW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 107,840 shares, excluding 40,000 shares subject to options which are exercisable within 60 days.

CUSIP No. 26168L 205                   13D                   Page 35 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

      DDG has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,942 shares.

      JFG has no sole power to vote or to direct the vote and to dispose or direct the disposition of any shares, excluding 20,000 shares subject options which are exercisable within 60 days, and has the shared power to vote or direct the vote and to dispose or direct the disposition of 114,160 shares.

      CAG has the shared power to vote or direct the vote and to dispose or direct the disposition of 114,160 shares.

      WER has the sole power to vote or direct the vote and to dispose or direct the disposition of 43,800 shares.

      LHR has the sole power to vote or direct the vote and to dispose or direct the disposition of 57,200 shares.

      CPLP has the sole power to vote or direct the vote and to dispose or direct the disposition of 59,950 shares.

      GHB has the sole power to vote or direct disposition of 92,600 shares, excluding 20,000 shares subject to options which are exercisable within 60 days.

      JFC has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,330 shares, excluding 4,000 shares subject to options which are exercisable within 60 days.

      SV has the sole power to vote or direct the vote and to dispose or direct the disposition of 12,500 shares.

CUSIP No. 26168L 205                   13D                   Page 36 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13d

      Paragraph (c) of Item 5 is hereby amended by adding at the end thereof the following:

      Since December 8, 2003, the following transactions in shares of the Stock were affected by the Reporting Persons:

On December 11, 2003 LJA purchased 100 shares of Stock at $27.47 per share, upon the listing of the Company's shares on the New York Stock Exchange.

On December 15, 2003 JFG exercised an option to purchase 5,000 shares of Stock at $11.792 per share.

On December 15, 2003 EWR exercised an option to purchase 5,000 shares of Stock at $11.792 per share.

On December 15, 2003 EWR was granted an option to purchase 5,000 shares of Stock at the exercise price of $27.60 per share.

On December 15, 2003 JFG was granted an option to purchase 5,000 shares of Stock at the exercise price of $27.60 per share.

On December 15, 2003 GHB was granted an option to purchase 5,000 shares of Stock at the exercise price of $27.60 per share.

On December 31, 2003 EWR received deferred stock units for 881 shares of Stock.

On December 31, 2003 JFG received deferred stock units for 753 shares of Stock.

On February 19, 2004 EWR donated 50,000 shares of Stock.

On March 25, 2004 MBP sold 6,100 shares of Stock at $34.53 per share in the open market.

On March 25, 2004 SV sold 2,000 shares of Stock at $34.53 per share in the open market.

On March 26, 2004 MBP sold 13,500 shares of Stock at $33.85 per share in the open market.

On March 26, 2004 SV sold 3,400 shares of Stock at $33.85 per share in the open market.

On March 29, 2004 MBP sold 20,400 shares of Stock at $35.02 per share in the open market.

On March 29, 2004 SV sold 4,600 shares of Stock at $35.02 per share in the open market.

On March 30, 2004 MBP donated 10,000 shares of Stock.

On March 31, 2004 EWR received deferred stock units for 627 shares of Stock.

On March 31, 2004 LJA sold 8,963 shares of Stock at $35.91 per share in the open market.

On March 31, 2004 JFG received deferred stock units for 551 shares of Stock.

On March 31, 2004 DLW sold 8,963 shares of Stock at $35.91 per share in the open market.

On March 31, 2004 JFC sold 2,500 shares of Stock at $36.76 to $36.90 per share in the open market.

CUSIP No. 26168L 205                   13D                   Page 37 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13d

On April 12, 2004 LJA sold 5,148 shares of Stock at $35.65 per share in the open market.

On April 12, 2004 DLW sold 5,148 shares of Stock at $35.65 per share in the open market.

On April 13, 2004 EWR sold 2,300 shares of Stock at $35.46 per share in the open market.

On April 14, 2004 EWR sold 11,500 shares of Stock at $35.01 per share in the open market.

On April 15, 2004 EWR sold 400 shares of Stock at $35.00 per share in the open market.

On April 2, 2004 JFC sold 1,500 shares of Stock at $36.75 per share in the open market.

On April 2, 2004 JFC exercised an option to purchase 1,500 shares of Stock at $8.813 per share.

On April 6, 2004 LJA sold 15,768 shares of Stock at $36.28 per share in the open market.

On April 6, 2004 DLW sold 15,768 shares of Stock at $36.28 per share in the open market.

On April 7, 2004 LJA sold 8,602 shares of Stock at $35.54 per share in the open market.

On April 7, 2004 DLW sold 8,602 shares of Stock at $35.54 per share in the open market.

On April 8, 2004 LJA sold 11,519 shares of Stock at $35.69 per share in the open market.

On April 8, 2004 DLW sold 11,519 shares of Stock at $35.69 per share in the open market.

On April 29, 2004 EWR sold 4,700 shares of Stock at $38.75 per share in the open market.

On June 2, 2004 EWR sold 86,100 shares of Stock at $38.53 per share in the open market.

On June 2, 2004 EWR sold 41,700 shares of Stock at $42.63 per share in the open market.

On June 2, 2004 EWR sold 8,300 shares of Stock at $40.56 per share in the open market.

On June 7, 2004 WER sold 10,000 shares of Stock at $40.33 to $40.61 per share in the open market.

On June 7, 2004 DDG exercised an option to purchase 8,000 shares of Stock at $8.813 per share.

On June 7, 2004 DDG exercised an option to purchase 2,000 shares of Stock at $9.100 per share.

On June 7, 2004 DDG sold 10,000 shares of Stock at $41.00 per share in the open market.

CUSIP No. 26168L 205                   13D                   Page 38 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13d

On June 8, 2004 WER sold 12,000 shares of Stock at $40.99 to $41.99 per share in the open market.

On June 8, 2004 LHR sold 1,600 shares of Stock at $41.97 per share in the open market.

On June 9, 2004 CPLP sold 5,900 shares of Stock at $41.33 per share in the open market.

On June 9, 2004 LJA sold 1,000 shares of Stock at $41.33 per share in the open market, as Custodian under the New York Gift for Minors Act for the benefit of his child.

On June 9, 2004 WER sold 6,400 shares of Stock at $41.19 to $41.99 per share in the open market.

On June 9, 2004 LHR sold 5,000 shares of Stock at $41.19 per share in the open market.

On June 10, 2004 CPLP sold 2,700 shares of Stock at $41.36 per share in the open market.

On June 28, 2004 LHR sold 8,400 shares of Stock at $41.00 per share in the open market.

On June 28, 2004 CPLP sold 32,150 shares of Stock at $40.99 per share in the open market.

CUSIP No. 26168L 205                   13D                   Page 39 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

Item 6. CONTRACTS, AGREEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

      No Significant change.

Item 7. MATERIAL TO BE FILED AS EXHIBITS

      No significant change.

CUSIP No. 26168L 205                   13D                   Page 40 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

      After reasonable inquiry and to the best of knowledge and belief of each of the undersigned, each such person certifies that the information set forth in this statement with respect to such person is true, complete and correct.

Dated: June 29, 2004
                                       /s/ Leigh J. Abrams
                                       -----------------------------------------
                                       Leigh J. Abrams, on his own behalf, and
                                       as Attorney-in-fact for:
                                            Edward W. Rose, III(1)
                                            Evelyn D. Potter Rose(1)
                                            Marshall B. Payne(1)
                                            Marshall B. Payne(1)
                                            Kathleen Wright(1)
                                            Cardinal Investment Company, Inc.
                                            Profit Sharing Plan(1)
                                            Susan Payne Madole(1)
                                            Robert B. Payne, Jr.(1)
                                            Fredric M. Zinn (2)
                                            David L. Webster (2)
                                            Domenic D. Gattuso(2)
                                            Robert B. Payne, Sr.(2)
                                            Scout Ventures(2)

----------
(1) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to Exhibits B-1 through B-25 of Amendment No. 1 to the Statement on Schedule 13D dated May 16, 1990 relating to the Common Stock, par value $.01 per share, of Drew Industries Incorporated.

(2) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to Exhibits B-26 through B-34 of Amendment No. 5 to the Statement on Schedule 13D dated August 28, 1991 relating to Common Stock, par value $.01 per share, of Drew Industries Incorporated.

CUSIP No. 26168L 205                   13D                   Page 41 of 43 Pages

                                            James F. Gero(3)
                                            Gene H. Bishop(4)
                                            Larry Schoenbrun(4)
                                            John F. Cupak(4)
                                            William Edward Rose (5)
                                            Lela Helen Rose(5)
                                            Cardinal Partners L.P.(5)

----------
(3) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to Exhibits B-38 through B-40 of Amendment No. 6 to the Statement on Schedule 13D dated September 19, 1994 relating to Common Stock, par value $.01 per share, of Drew Industries Incorporated.

(4) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to Exhibits B-51 through B-59 of Amendment No. 9 to the Statement on Schedule 13D dated July 18, 1996, relating to Common Stock, par value $.01 per share, of Drew Industries Incorporated.

(5) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to to Exhibits B-51 through B-59 of Amendment No. 9 to the Statement on Schedule 13D dated July 18, 1996, relating to Common Stock, par value $.01 per share, of Drew Industries Incorporated.

(5) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to Exhibits B-60 through B-62 of Amendment No. 11 to the Statement on Schedule 13D dated June 1, 1999, relating to Common Stock, par value $.01 per share, of Drew Industries Incorporated.

CUSIP No. 26168L 205                   13D                   Page 42 of 43 Pages

                           ATTACHMENT TO SCHEDULE 13D

                                    Exhibit E

      Pursuant to Rule 13d-1(f)(1)(iii) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that the statement to which this Exhibit is attached is filed on behalf of each of them in the capacities as set forth herein below.

Dated: June 29, 2004

                                     /s/ Leigh J. Abrams
                                     -------------------------------------------
                                     Leigh J.Abrams, on his own behalf, and as
                                     Attorney-in-fact for:
                                       Edward W. Rose, III(1)
                                       Evelyn D. Potter Rose(1)
                                       Marshall B. Payne(1)
                                       Kathleen Wright(1)
                                       Cardinal Investment Company, Inc.
                                       Profit Sharing Plan(1)
                                       Susan Payne Madole (1)
                                       Robert B. Payne, Jr.(1)
                                       Fredric M. Zinn (2)
                                       David L. Webster (2)
                                       Domenic D. Gattuso(2)
                                       Robert B. Payne, Sr.(2)
                                       Scout Ventures(2)

(1) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to Exhibits B-1 through B-25 of Amendment No. 1 to the Statement on Schedule 13D dated May 16, 1990 relating to the Common Stock, par value $.01 per share, of Drew Industries Incorporated.

(2) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to Exhibits B-26 through B-34 of Amendment No. 5 to the Statement on Schedule 13D dated August 28, 1991 relating to Common Stock, par value $.01 per share, of Drew Industries Incorporated.

CUSIP No. 26168L 205                   13D                   Page 43 of 43 Pages

                                       James F. Gero(3)
                                       Gene H. Bishop(4)
                                       Larry Schoenbrun(4)
                                       John F. Cupak(4)
                                       William Edward Rose(5)
                                       Lela Helen Rose(5)
                                       Cardinal Partners L.P.(5)

(3) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to Exhibits B-38 through B-40 of Amendment No. 6 to the Statement on Schedule 13D dated September 19, 1994 relating to Common Stock, par value $.01 per share, of Drew Industries Incorporated.

(4) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to Exhibits B-51 through B-59 of Amendment No. 9 to the Statement on Schedule 3D dated July 18, 1996, relating to Common Stock, par value $.01 per share, of Drew Industries Incorporated.

(5) The Powers of Attorney authorizing Leigh J. Abrams to act on behalf of such persons are incorporated by reference to Exhibits B-60 through B-62 of Amendment No. 11 to the Statement on Schedule 13D dated June 1, 1999, relating to Common Stock, par value $.01 per share, of Drew Industries Incorporated.